                                                REGISTRATION NO. 333-__________

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 1999

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              OAK TECHNOLOGY, INC.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                                   77-0161486
  -------------------------------           -----------------------------------
  (STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION NO.)
  INCORPORATION OR ORGANIZATION)

                                 139 KIFER COURT
                           SUNNYVALE, CALIFORNIA 94086
               ---------------------------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


                              OAK TECHNOLOGY, INC.
                           EXECUTIVE STOCK OPTION PLAN
                         -------------------------------
                            (FULL TITLE OF THE PLAN)

                                CORPAMERICA, INC.
                               30 OLD RUDNICK LANE
                              DOVER, DELAWARE 19901
                            ------------------------
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

Telephone number, including area code, of agent for service:  (302) 736-4300

This Registration Statement shall hereafter become effective upon filing with the Commission in accordance with Rule 462 promulgated under the Securities Act of 1933.

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
       Title of                              Proposed               Proposed
      Securities                             Maximum                 Maximum              Amount of
        to be          Amount to be       Offering Price            Aggregate           Registration
      Registered       Registered(1)        Per Share             Offering Price             Fee
--------------------  ----------------  -------------------  ----------------------  ------------------------

--------------------  ----------------  -------------------  ----------------------  ------------------------
Oak Technology, Inc.    1,800,000             $3.00                $5,400,000(2)         $1,501.20(2)
Executive Stock         shares
Option Plan Common
Stock, $0.001 par
value
--------------------  ----------------  -------------------  ----------------------  ------------------------

--------------------  ----------------  -------------------  ----------------------  ------------------------
Oak Technology, Inc.    200,000               $4.3125              $  862,500(3)         $  239.78(3)
Common Stock, $0.001    shares
par value
-------------------------------------------------------------------------------------------------------------
                                                                                 Total:  $1,740.98
-------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rules 416 and 457 under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional shares of Common Stock which become issuable under the Oak Technology, Inc. Executive Stock Option Plan or otherwise to prevent antidilution by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Common Stock.

(2) Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the proposed maximum aggregate offering price and amount of the registration fee are based upon the price at which the stock options granted under the Oak Technology, Inc. Executive Stock Option Plan may be exercised.

(3) Pursuant to Rule 457(c) under the Securities Act of 1933, the proposed maximum aggregate offering price and the amount of the registration fee are calculated solely for the purposes of the resale of such shares of Common Stock selling on the basis of the closing sales price per share of the Registrant's Common Stock on August 11, 1999, as reported on the Nasdaq National Market.

                                EXPLANATORY NOTE

         As provided in Instruction C to Form S-8, any prospectus that is to be used for reoffers and resales of restricted securities or control securities must be filed as part of a Registration Statement on Form S-8 or a post-effective amendment thereto. Accordingly, the Prospectus that is to be used for reoffers and resales of shares of Common Stock acquired either prior to the effective date of this Registration Statement pursuant to the exercise of certain stock options offered for sale in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, or acquired subsequent to the effective date of this Registration Statement upon exercise of certain stock options offered for sale pursuant to this Registration Statement, has been filed as part of this Registration Statement.

PROSPECTUS

                              OAK TECHNOLOGY, INC.
                        2,000,000 SHARES OF COMMON STOCK

         The President and Chief Executive Officer of Oak Technology, Inc., a Delaware corporation, named in this Prospectus (the "SELLING SHAREHOLDER") is selling up to 2,000,000 shares of the Company's Common Stock, 200,000 shares of which were acquired upon exercise of a portion of the options granted to him under the Company's Executive Stock Option Plan, and 1,800,000 shares of which may be issued upon the exercise of options granted to him under the Company's Executive Stock Option Plan.

         The Selling Shareholder (or his permitted successors or assigns) proposes to sell the shares from time to time in transactions occurring either on or off the Nasdaq National Market at prevailing market prices or at negotiated prices. Sales may be made to brokers or to dealers, who are expected to receive customary commissions or discounts.

         The Selling Shareholder and any broker-dealers or other persons acting on his behalf in connection with the sale of Common Stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and any commissions received by them and any profit realized by them on their sale of Common Stock as principals may be deemed to be underwriting compensation under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and the Selling Shareholder.

         No period of time has been fixed within which the shares will be offered or sold. None of the proceeds from the sale of the shares will be received by the Company. The Company will pay all expenses with respect to this offering, except for brokerage fees and commissions and transfer taxes for the Selling Shareholder, which will be borne by the Selling Shareholder.

         AN INVESTMENT IN THE SHARES OF OAK'S COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "OAKT." On August 11, 1999, the closing price per share of the Company's Common Stock on the Nasdaq National Market was $4.3125 (4-5/16).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is August 17, 1999.

         You should only rely on the information incorporated by reference or provided in this Prospectus or in any supplement to this Prospectus. We have not authorized anyone else to provide you with different information. The Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement hereto is accurate as of any date other than the date on the front of those documents.

                              ---------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
   Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
   Special Note Regarding Forward Looking Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
   The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
   Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
   Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   Selling Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
   Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
   Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
   Experts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
   Where You Can Find More Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

                               CERTAIN DEFINITIONS

         As used in this Prospectus, the terms the "COMPANY," "OAK" or "OAK TECHNOLOGY" refer to Oak Technology, Inc. and its subsidiaries, and the term "PLAN" means the Company's Executive Stock Option Plan adopted by the Company's Board of Directors effective January 27, 1999.


                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         CERTAIN STATEMENTS INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS MAY BE CONSIDERED "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SUCH STATEMENTS INCLUDE DECLARATIONS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS. WE UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISION TO THESE FORWARD-LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR ANY DOCUMENT INCORPORATED BY

REFERENCE INTO THIS PROSPECTUS, OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS ARE:

         - that information is of a preliminary nature and may be subject to further adjustment

         -  variability in our quarterly operating results

         -  general conditions in the semiconductor industry

         -  risks related to pending legal proceedings

         - the development by competitors of new or superior products or the entry of new competitors into our markets

         - our ability to diversify our product and market base by developing and introducing new products within designated market windows at competitive price and performance levels

         - the willingness of prospective customers to design the Company's products into their products

         - the availability of adequate foundry capacity and access to process technologies

         - our ability to protect our proprietary information and obtain adequate access to third party technology on acceptable terms

         - risks related to use of independent manufacturers and third party assembly and test vendors

         -  dependence on key personnel

         -  reliance on a limited number of large customers

         - dependence on sales of CD-ROM and CD-RW controller products and the PC Market

         -  risks related to international business operations

         -  dependence on sales to the Asian markets

         - the ability of the Company to maintain adequate price levels and margins with respect to its products

         -  risks related to acquisitions

         - the ability to attract and retain qualified management and technical personnel

         - other risks identified from time to time in the Company's reports and registration statements filed with the SEC


                                   THE COMPANY

         Oak Technology designs, develops and markets high-performance, integrated semiconductors and related software to original equipment manufacturers ("OEMS") worldwide who serve the optical storage, consumer electronics and digital office equipment markets. Our products consist primarily of integrated circuits and supporting software and firmware. These products enable our OEM customers to deliver cost-effective, powerful systems to the end-user for storage, digital home entertainment and imaging (copy, fax, print) applications.

         - OPTICAL STORAGE: Oak's Optical Storage Group develops technical leading edge, integrated controller solutions for CD-ROM, CD-RW and DVD drives. Core competencies include IDE and alternative interfaces, error correction code (ECC), DSP/servo control, disc write encoding, wobble servo, write strategy, system design, and system software and firmware.

         - CONSUMER ELECTRONICS: Oak's Consumer Group targets opportunities in the emerging digital consumer entertainment market by developing value-added integrated circuits and reference design solutions for DVD players and terrestrial set-top boxes. Core competencies include MPEG decoding, graphics processing, analog integration, and software expertise at the microcode, systems and application levels.

         - DIGITAL OFFICE EQUIPMENT: Pixel Magic, Oak's wholly-owned subsidiary headquartered in Andover, Massachusetts, designs high-performance, full-featured compression codecs, imaging DSPs, resolution enhancement solutions and embedded controller board solutions for the emerging class of digital copiers, printers and multifunction peripherals. Core competencies include strong expertise in color/monochrome image processing pipelines, dot modulation and resolution enhancement technology, and high-speed compression/decompression.

         Oak's executive offices and its principal marketing, sales and product development operations are located in Sunnyvale, California. In addition, the Company has facilities in Andover, Massachusetts; Taipei, Taiwan; Tokyo, Japan; Bristol England; Munich, Germany; and Shenzhen, China.

         Oak Technology is incorporated in Delaware. The principal executive office of the Company is located at 139 Kifer Court, Sunnyvale, California 94086; its telephone number is (408) 737-0888.


                                  RISK FACTORS

         The following risk factors should be carefully considered by you in evaluating whether you wish to make an investment in Oak's Common Stock.

RISKS RELATED TO OAK'S BUSINESS

         VARIABILITY OF QUARTERLY OPERATING RESULTS. Our quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Our operating results are affected by a wide variety of factors, including factors that generally affect everyone in our industry and factors that are more specific to our business and product lines. The principal risk we face in our business and one which has had, and is expected to continue to have, a significant effect on our operating results is our dependence on the optical storage market. Other factors specific to our business and product lines include the following:

     - Our ability to diversify our product offerings and the markets for our products

     -   The current market for our products

     -   The loss or gain of important customers

     - The timing of significant orders and order cancellations or rescheduling

     -   Pricing policy changes by us and our competitors and suppliers

     -   The potential for significant inventory exposure

     - The timing of the development and introduction of our new products or enhanced versions of our existing products

     -   Market acceptance of our new products

     -   Increased competition in our product lines

     -   Barriers to entry into new product lines

     -   The competitiveness of our customers

         In addition, the Company's quarterly operating results could be materially adversely affected by legal expenses incurred in connection with, or any judgment in, the Company's ongoing shareholder legal proceedings. We believe that quarterly revenue and operating results are likely to continue to vary significantly in the future and that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely on period-to-period comparisons as indications of future performance.

         You should also be aware that if quarterly results fail to meet public expectations, the price of Oak's Common Stock may decline. If the price of our stock declines, the value of your investment could be negatively affected, depending upon the price paid by you for the Common Stock offered for sale under this Prospectus.

         Other factors generally affecting the semiconductor industry include the following:

     -   Rapid technological change

     -   Rapid product obsolescence

     -   Availability of foundry capacity

     -   Fluctuations in manufacturing yields

     -   Availability and cost of raw materials

     -   The cyclical nature of the semiconductor industry

     -   Seasonal customer demand

     -   Potential for erosion of product prices

     -   General economic conditions

         The semiconductor industry historically has been characterized by rapid technological change, cyclical market patterns, significant price erosion, periods of over-capacity, periods of production shortages, variations in manufacturing costs and yields, and significant expenditures for capital equipment and product development. In addition, the industry has experienced significant economic downturns at various times, characterized by diminished product demand and accelerated erosion of product prices. Any downturns in the industry would have a material adverse effect on our business and results of operations.

         Oak has experienced in the past and we may in the future experience substantial period-to-period fluctuations in operating results due to general semiconductor industry conditions. The downturns in the industry often occur in connection with, or in anticipation of, maturing product cycles (of both the semiconductor companies and their customers) and declines in general economic conditions. These downturns have been characterized by abrupt fluctuations in product demand, production over-capacity and subsequent accelerated erosion of average selling prices, and in some cases have lasted for more than a year. Even if customers' aggregate demand were not to decline, the availability of additional capacity can adversely impact pricing levels, which can also depress revenue levels.

         Any one or a combination of the above factors may adversely affect the business and financial condition of Oak.

         HISTORY OF OPERATING LOSSES. Although we experienced periods of profitability following our reincorporation in Delaware in October 1994 in connection with our IPO (we were first incorporated in California in 1987), we also sustained losses following our IPO. Further, while we had net income of $5.9 million in fiscal 1998, we experienced a net loss of $50.7 million in fiscal 1999 (unaudited). Our current loss trend began in calendar year 1998, resulting in an operating loss of $9.1 million for fiscal 1998 and an operating loss of $62.1 million for fiscal 1999 (unaudited) (in each case before adjustments for non-operating income or loss, or income tax expense or benefit). Our operating losses generally have been due to the Company's dependence on its optical storage business, which historically has accounted for approximately 80% of the Company's business. In fiscal 1998, the Company failed to timely and/or adequately develop its integrated CD-ROM controller product and second generation CD-RW product. Consequently, for fiscal 1999, the Company was dependent on mature CD-ROM products and its first generation CD-RW product. These mature products have continued to decline in both quantity and average sales price in each successive quarter. These losses and our continued failure to achieve profitability will have a material adverse effect on our business and may affect the value of your investment in our Common Stock.

         RISKS ASSOCIATED WITH USE OF INDEPENDENT FOUNDRIES AND ASSEMBLY AND TEST VENDORS; EFFECT OF MINIMUM PURCHASE REQUIREMENTS. We contract with independent foundries to manufacture all of our products, and with independent vendors to assemble and test our products. Under our foundry agreements, we are required to place non-cancelable orders and purchase our products on an approximately three-month rolling basis. Also, we are currently committed under agreements with two of our foundries to purchase certain minimum amounts of capacity.

In the fourth quarter of fiscal 1999, we reserved against our deposit amount with one of these foundries, by including in our cost of goods sold a $2.8 million loss provision.

         Our customers, on the other hand, generally place purchase orders with us less than four weeks prior to delivery that may be rescheduled or under certain circumstances may be cancelled without significant penalty. Due to our relatively narrow customer base for certain devices and the short product life cycles of our products, these cancellations can leave us with significant inventory exposure. Consequently, if anticipated sales and shipments in any quarter are rescheduled, canceled or do not occur as quickly as expected, our expense in inventory levels could be disproportionately high, which would materially adversely affect our business, financial condition and results of operations for that quarter or for the year.

         In addition, we are dependent on our foundries to allocate to us a portion of their foundry capacity sufficient to meet our needs to produce products of acceptable quality and with acceptable manufacturing yield and to deliver products to us in a timely manner. These foundries fabricate products for other companies and some manufacture products of their own design. If there is a decrease in available foundry capacity, it is likely that the lead time required to manufacture our products will increase, which may materially adversely affect our results of operations and financial condition. In periods of manufacturing capacity shortages, we may not be able to meet our customers' required delivery time. Also, if we are not able to timely respond to our customers' needs, we may lose customer orders. Insufficient orders will result in under-utilization of our manufacturing facilities and our prepayments with two of our foundries for certain minimum amounts of capacity, which also will adversely affect our business, financial condition and operating results.

         Product supply and demand fluctuations common to the semiconductor industry are historically characterized by periods of manufacturing capacity shortages immediately followed by periods of overcapacity, which are caused by the addition of manufacturing capacity in large increments. The industry has moved from a period of capacity shortages in 1995 to what has been a period of excess capacity for approximately the last twelve months, although capacity currently appears to be tightening. During a period of industry overcapacity, profitability can drop sharply as factory utilization declines and high fixed costs of operating a wafer fabrication facility are spread over a lower net revenue base. We cannot assure you that the Company can or will achieve timely, cost-effective access to such capacity when needed.

         Factors which could damage relationships with our current and prospective customers or provide an advantage to our competitors include:

     -   The loss of any foundry as a supplier

     - Our inability in a period of increased demand for our products to expand foundry capacity

     - Our inability to obtain timely and adequate deliveries from current or future suppliers

     -   Delays in shipments of our products

     -   Disruption of operations at any of our manufacturing facilities

     - Product defects and the difficulty of detecting and remedying product defects

     - Our reliance on independent manufacturers and third party assembly and testing vendors involve a number of additional risks, including:

     - The unavailability of, or interruption in access to, certain process technologies

     -   Reduced control over delivery schedules, quality assurance and costs

         Such problems with supply could adversely affect our business, financial condition and operating results. As Oak generally does not use multiple services of supply for its products, the consequences of these factors occurring is magnified.

         In addition, as a result of our dependence on foreign subcontractors, we are subject to the risks of conducting business internationally, including foreign government regulation and general political risks, which include the risks described under the heading "Risks Pertaining to International Business" below.

         NEW PRODUCT INTRODUCTIONS. The markets for our products are characterized by evolving industry standards, rapid technological change and product obsolescence. The Company's performance is highly dependent upon the successful development and timely introduction of our next generation CD-RW controller, MPEG-2 decoder for the DVD player market, and imaging processing chip for the digital office equipment market. Our financial performance is highly dependent upon timely and successful execution of next generation and new products, particularly in light of the continued decline in sales from our mature CD-ROM and CD-RW products and the Company's failure to timely develop new products in fiscal 1998 and 1999. (See "Dependence on CD-ROM and CD-RW Controller Product" below.)

         If we fail to introduce new products successfully or our new products fail to achieve market acceptance, our business, financial condition and results of operations will be materially adversely affected. The success of new product introductions is dependent on several factors, including:

     -   Recognition of market requirements

     -   Product cost

     -   Timely completion and introduction of new product designs

     -   Quality of new products

     -   Differentiation of our products from those of our competitors

     -   Improvements in existing technologies

     -   Development and implementation of new process technologies to:

         -   Reduce semiconductor die size

         -   Improve device performance in manufacturing yield

         -   Adapt product and processes to technological changes

         -   Adopt emerging industry standards

         In both the optical storage and consumer electronics markets, particularly DVD, a variety of standards and formats are being proposed, making it difficult to develop product to market requirements, and making it even more difficult for the market to develop.

         The success of the Company's efforts is also dependent upon securing sufficient foundry capacity for volume manufacturing of wafers and achievement of acceptable manufacturing yields from our contract manufacturers. (See the discussion of risks related to foundry capacity under the Heading "Risks Associated with Use of Independent Foundries and Assembly and Test Vendors; Effect of Minimum Purchase Rights" above.) Due to the design complexity of our products, especially with the increased levels of integration that are required, we have experienced delays in completing development and introduction of new products, particularly in our products for the optical storage market and the digital office equipment market.

         We cannot assure you that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely manner or that our products will be selected for design into the products of our targeted customers. Also, there can be no assurance that the products of our customers will be successfully introduced into the market. If we fail in our new product development efforts or our products fail to achieve market acceptance, the Company's business, financial condition and results of operations will be materially adversely affected and the value of your investment in our Common Stock will be negatively affected.

         DEPENDENCE ON CD-ROM AND CD-RW CONTROLLER PRODUCT. Oak's future revenue generation is highly dependent on the successful introduction of our next generation CD-RW product and first generation PC DVD, although we can provide no assurance that these products will achieve customer acceptance. Although sales of CD-ROM and CD-RW controller products are expected to continue to account for a substantial portion of our total revenues for the foreseeable future, we expect that sales of our CD-ROM controller products will continue to decline. We are no longer developing any CD-ROM controllers, but are instead focusing our development efforts on CD-RW DVD controllers for CD-RW and DVD drives. If we experience delays in our product development efforts or fail to achieve market acceptance, we will need other sources of revenue to offset the continued decline in sales of our CD-ROM controllers.

         In addition, it is anticipated that the proliferation of CD-RW and eventually DVD drives will continue to impact the demand for our CD-ROM controller products. Furthermore, although we currently are a leading supplier of CD-RW controllers, due to product delays in our second generation CD-RW product, we lost our market leadership in this market. While we are currently sampling our next generation CD-RW product, we cannot assure you that this product will be competitive in the marketplace or accepted by our targeted customers. In addition, even if this product proves to be competitive and is accepted by our targeted customers, there is no assurance that our customers will be successful.

         We also face increased competition in the emerging CD-RW and DVD-ROM markets. Moreover, the current trend toward integrating increased functionality on the CD-ROM and CD-RW controller potentially adds to the development and manufacturing costs of producing the controller. Our revenues and gross margins from our CD-ROM and CD-RW controller products will be dependent on our ability to introduce such integrated product in a commercially competitive manner.

         The decrease in the overall level of sales of, and prices for, our CD-ROM and older generation CD-RW controller product due to introductions of products by competitors, the decline in demand for CD-ROM controller products generally, product obsolescence and delays in our integrated CD-ROM controller product and our next generation CD-RW product have had a material adverse effect on our business, financial condition and results of operations, and will continue to have such an effect if we fail to successfully bring to market new product introductions.

         ACQUISITIONS. We have in the past pursued, and will continue to pursue, opportunities to acquire key technology to augment our technical capabilities or to achieve faster time to market as an alternative to developing such technology internally.

In this regard, we recently announced our intention to acquire Xionics Document Technologies, Inc., a leading supplier of embedded software for the digital office. Acquisitions, including our proposed acquisition of Xionics, involve numerous risks, among others:

     -   The disruption of our ongoing business

     - Our potential inability to successfully integrate the personnel, operations, technology and products of acquired companies

     -   The risk of reduced management attention to normal daily operations

     - The risk of a reduction in resources available to support our normal daily operations

     -   The potential impairment of relationships with employees and customers

     -   The potential loss of key employees of the acquired company

     - The risk of misappropriation of the technology of an acquired company or lack of an adequate remedy for any such misappropriation

         DEPENDENCE ON PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. In order to compete effectively, we must protect our proprietary information. We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect and preserve our intellectual property rights. While we take steps to protect our proprietary information, we cannot assure you that our intellectual property rights will not be challenged, invalidated or circumvented, or that our proprietary information will in fact provide competitive advantages to us. For instance, we sell and license our technology to customers in countries that do not protect, or do not protect to the same degree as the United States, intellectual property rights, leaving us vulnerable to misappropriation of our technology in these countries. Also, the use of patent infringement litigation as part of a company's competitive strategy has become much more prevalent in the United States, causing companies to incur substantial costs in defending themselves against these actions. Our portfolio of patents and other intellectual property is small in relation to some of our competitors, subjecting us to the risk of having to defend ourselves against patent infringement litigation. There is also the risk that our competitors may be able to design around our present patents, as well as the risk that we may not be able to design around the patents of our competitors. This is particularly important to us in that we may not hold patents or other intellectual property rights necessary for the conduct of our business. Further, with the addition to chips of more functionality, it is becoming increasingly difficult for us to develop internally all of the technology required to produce our chips. These and other factors make us dependent on licenses from third parties for the rights to use necessary technology, if we cannot acquire the technology or develop it ourself. Also, circumstances may arise where we cannot acquire necessary technology or obtain third party licenses to such technology, or where we cannot acquire such technology or obtain third party licenses on reasonable terms. If we cannot protect our proprietary information or obtain licenses from third parties on reasonable terms for technology used in our products, our results of operations and financial condition will be adversely affected.

         RISKS PERTAINING TO INTERNATIONAL BUSINESS. During the quarters ended March 31, 1999 and 1998, 89% and 87%, respectively, of our net revenues were derived from international sales. A substantial portion of our international revenues are derived from manufacturers of CD-ROM drives in Japan, Taiwan, Korea, Belgium and Singapore. (Please see the discussion above under the heading "Dependence on CD-ROM and CD-RW Controller Product" regarding the risks associated with our dependence on these revenues.) Although most of our foreign sales are negotiated in U.S. dollars, invoicing is often done in local currency. As a result, we may be subject to the risks of currency fluctuations.

         We are subject to the additional risks of conducting business outside of the United State. These risks include:

     - Unexpected changes in, or impositions of, legislative or regulatory requirements

     - Delays resulting from difficulty in obtaining export licenses for certain technology

     -   Tariffs, quotas and other trade barriers and restrictions

     -   Longer payment cycles

     -   Greater difficulty in collecting accounts receivable

     -   Potentially adverse taxes and adverse tax consequences

     -   The burdens of complying with a variety of foreign laws

     -   Political, social and economic instability

     -   Potential hostilities

     -   Changes in diplomatic and trade relationships

         For example, we have made a significant investment in foundry capacity in Taiwan and are subject to the risk of political instability in Taiwan, including the potential for conflict between Taiwan and the People's Republic of China. In addition, China is the primary market for our DVD and cable and satellite products, and, therefore, any political or economic instability in China could significantly reduce the demand for these products.

         While these factors or the impact of these factors are difficult to forecast, any one or more of these factors could adversely affect our operations in the future or require us to modify our current business practices.

         RISKS ASSOCIATED WITH LIMITED CUSTOMER BASE. Oak has derived a substantial portion of its net revenues from a limited number of customers and expects this concentration to continue. In the quarters ended March 31, 1999 and 1998, sales to our top ten customers accounted for approximately 71% and 76%, respectively, of our net revenues. These customers were all purchasers of our CD-ROM and CD-RW products. (Please see the discussion above under the heading "Dependence on CD-ROM and CD-RW Controller Product" for a description of the decline in revenues we have been experiencing in connection with sales of our CD-ROM product.) At March 31, 1999, one customer accounted for approximately 40% of accounts receivable.

         In addition, we have experienced significant changes from year to year in the composition of our major customer base, including the loss in the past year of a customer responsible for approximately 10% of our sales in the first nine months of fiscal year 1999, and believe this pattern will continue. Customers generally purchase our products pursuant to short-term purchase orders, and we have no long-term purchase agreements with any of our customers. The loss of, or significant reduction in purchases by, current major customers would have a material adverse effect on our business, financial condition and operating results.

         INTENSE COMPETITION. The markets in which we compete are intensely competitive and are characterized by rapid technological change, declining unit average sales prices and rapid product obsolescence. The Company's existing and potential competitors include many large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, broader product lines and longer standing relationships with customers than the Company. Our competitors also include a number of emerging companies as well as some of our own customers and suppliers. Furthermore, we are currently attempting to enter several new markets in which we have not previously operated. These markets are intensely competitive and we will have to compete with large domestic and international companies that have long standing relationships with our target customers.

         The willingness of prospective customers to design our products into their products depends, to a significant extent, upon our ability to have product available at the appropriate market window and to price our products at a level that is cost effective for these customers. The markets for most of the applications for the Company's products, especially in the consumer electronics market and the optical storage market, are characterized by intense price competition. As the markets for our products mature and competition increases, as has been the trend for the optical storage and digital video disk segment of the consumer electronics market, we anticipate that average sales prices on our products will decline. If we are unable to reduce our costs sufficiently to offset declines in average sales prices or are unable to successfully introduce new higher performance products with higher average sales prices, our operating results will be materially adversely affected. In addition, if we experience yield or other production problems or shortages of supply that increase our manufacturing costs, fail to reduce our manufacturing costs or fail to utilize our prepaid deposits with two of our foundries, our business, financial condition and operating results will be materially adversely affected.

         Certain of our principal competitors maintain their own semiconductor foundries and may therefore benefit from certain capacity, cost and technological advantages. In addition, in the digital office equipment market, our most intense competition comes from captive suppliers, and we also anticipate increased competition from captive suppliers to the optical storage market as this market transitions to DVD. Also, our ability to compete successfully in the PC DVD and digital broadcast markets will depend on our ability to develop partnerships with other companies established in the industry and to gain recognition in such markets. There can be no assurance that participation in these new markets will produce positive results for us.

         We believe that our ability to compete successfully depends on a number of factors, both within and outside of our control, including the following:

     -   Price, quality and performance of Oak's and its customers' products

     - The timing and success of new product introductions by the Company, our customers and competitors

     -   The development of technical innovations

     - The ability to obtain adequate foundry capacity and sources of raw materials

     -   The efficiency of production

     -   The rate at which our customers design our products into their products

     -   The market acceptance of the products of our customers

     -   The number and nature of our competitors in a given market

     - The ability to protect our proprietary information and to obtain or preserve our rights to the intellectual property of other parties necessary in our business

     -   General market and economic conditions

         DEPENDENCE ON KEY PERSONNEL. Our performance depends, to a significant degree, on the retention and contribution of members of our senior management as well as other key personnel. In this regard, it is important for the Company to retain the services of Young K. Sohn, the Selling Shareholder under this Prospectus. Mr. Sohn was appointed President and Chief Executive Officer of the Company in February 1999. We are in the process of recruiting replacements for additional senior management positions as well as technical personnel. However, competition for these persons is intense and we cannot assure you that we will attract and retain qualified replacements or additional senior managers and technical personnel.

         IMPACT OF YEAR 2000 ISSUE. The "Year 2000 Issue" is the result of computer programs being written using two digits rather than four to define the applicable year. If the Company's computer programs with date-sensitive functions are not Year 2000 compliant, they may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing incorrect reporting and disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. The issue spans both information technology and non-information technology systems that use date data. In addition to our own systems, we rely, directly and indirectly, on external systems of our customers, suppliers, creditors, financial organizations, utilities providers and government entities, both domestic and international.

         Our committee for the Year 2000 issue has a Year 2000 project plan consisting of the following four phases: Inventory/Assessment, Conversion/Vendor Readiness, Contingency Planning, and Testing and Implementation. We have completed testing of our own products for Year 2000 compliance, and expect to complete our entire Year 2000 project by September 1999.

         At this point, we believe that the total cost of achieving Year 2000 readiness will be less than $1.5 million. As the Year 2000 project continues, however, we may discover additional Year 2000 problems, may not be able to develop, implement, or test remediation or contingency plans in a timely manner, or may find the costs of these activities exceed current expectations and become material. In many cases, we are relying on assurances from suppliers and customers that new and upgraded information systems and other products will be Year 2000-compliant. Although we have tested (and plan to continue to test) certain third-party products, our tests may not be adequate in all cases, and any problems identified by us may not be addressed by the supplier or customer in a timely and satisfactory way.

         Since the Company uses a variety of information systems and has additional systems embedded in its operations and infrastructure, we cannot be sure that all of our systems will work together in a Year 2000-compliant fashion. Furthermore, we may suffer business interruptions, either because of our own Year 2000 problems or those of our customers or suppliers whose Year 2000 problems may make it difficult or impossible for them to fulfill their commitments to us. If the Company fails to satisfactorily resolve Year 2000 issues related to its products in a timely manner, it could be exposed to liability to third parties.

         If the Company or the third parties with which it has relationships were to cease or not successfully complete its or their Year 2000 remediation efforts, the Company would encounter disruptions to its business that could have a material adverse effect on its business, financial position and results of operations. The Company could be materially and adversely impacted by widespread economic or financial market disruption or by Year 2000 computer system failures at third parties with which it has relationships.

         When completed, our contingency plan will address certain issues related to the failure of our suppliers or customers to comply with Year 2000 readiness. However, our contingency plan is not expected to address how we would handle "worst-case" Year 2000 issues that may confront us. In the worst case, the Company or its key customers and/or suppliers on which it depends may be unable to produce reliable information or process routine transactions. Further, in the worst case, the Company or parties on which it depends, may, for an extended period of time, be incapable of conducting critical business activities, which could include manufacturing and shipping products, invoicing customers and paying vendors. Should a worst-case event actually occur, the business, operations and financial condition of the Company would be materially adversely affected.

         Our evaluation is on-going, however, and we expect that new and different information will become available to us as our evaluation progresses. As a result, we are not currently able to assess whether the Year 2000 problem will have a materially adverse effect on our operations, outside of the context of a "worst-case" event.


                               RECENT DEVELOPMENTS

         We recently announced that we plan to acquire Xionics Document Technologies, Inc., a publicly traded company whose stock is listed on the Nasdaq National Market and traded under the symbol "XION." Xionics is a leading supplier of embedded software for the digital office and offers Oak the opportunity to solidify its leadership in both imaging processors, the business in which Oak's Pixel Magic subsidiary presently is engaged, and embedded software.

         Under the terms of the definitive agreement entered into between Oak and Xionics, Xionics will merge with and into a newly-formed subsidiary of Oak. Xionics shareholders will receive .803 shares of Oak Common Stock for each share of Xionics stock and $2.94 in cash. Oak will assume Xionics' outstanding options. The transaction is expected to close in the Fall of 1999, subject to various conditions including customary regulatory approvals and approval by the shareholders of both Oak and Xionics. It is expected that the stock portion of the transaction will be tax-free. Xionics has approximately 11.5 million shares outstanding. The acquisition will be accounted for under the purchase method of accounting.

         On July 28, 1999, we issued a press release regarding our fourth quarter and fiscal year 1999 results, for the quarter and year ended June 30, 1999. Our losses for these periods were substantial. Until such time as we have filed with the SEC our Annual Report on Form 10-K for the fiscal year ended June 30, 1999, reference is made to our earnings release issued on July 28, 1999, which is incorporated herein by reference to Exhibit 99.3 to the Registration Statement of which this Prospectus is a part.


                               SELLING SHAREHOLDER

         This Prospectus relates to shares of Common Stock that have been acquired or will be acquired by the Selling Shareholder named below upon exercise of the stock options granted to the Selling Shareholder pursuant to the Company's Executive Stock Option Plan.

         The Selling Shareholder is the Chief Executive Officer and President of Oak and a director of Oak. The following table sets forth (i) the name and principal position or positions held by the Selling Shareholder with the Company over the past three years; (ii) the number of shares of Common Stock the Selling Shareholder beneficially owned as of August 12, 1999; (iii) the number of shares of Common Stock acquired by the Selling Shareholder pursuant to the Plan and being registered hereby, some or all of which shares may be sold pursuant to this Prospectus, and the number of shares of Common Stock that may be acquired by the Selling Shareholder upon exercise of the stock options granted to the Selling Shareholder pursuant to the Plan, some or all of which shares may be sold pursuant to this Prospectus; and (iv) the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by the Selling Shareholder following this offering, assuming the sale pursuant to this offering of all shares of Common Stock acquired by the Selling Shareholder pursuant to the Plan and registered hereby. There is no assurance that the Selling Shareholder will sell any or all of the shares offered by him hereunder. The address of the Selling Shareholder is c/o Oak Technology, Inc., 139 Kifer Court, Sunnyvale, California 94086.

-------------------------------------------------------------------------------------------------------------
        Selling Shareholder                                          Shares
           and Principal                      Shares               Covered by         Shares Beneficially
         Positions with the                Beneficially               This              Owned After This
              Company                      Owned (1) (2)         Prospectus(3)             Offering
-----------------------------------  -----------------------  -------------------  --------------------------
                                                                                      NUMBER       PERCENT
-----------------------------------  -----------------------  -------------------  ------------  ------------
Young Sohn,                                  2,029,600             2,000,000         2,029,600      4.96%
Chief Executive Officer,
President and a Director
-----------------------------------  -----------------------  -------------------  ------------  ------------

(1) Nature of beneficial ownership is sole voting and investment power except as indicated in subsequent footnotes.

(2) Comprised of 210,000 shares held of record by the Selling Shareholder, and 1,819,600 shares subject to options that are exercisable within 60 days of August 12, 1999.

(3) Includes 200,000 shares of Common Stock acquired by Mr. Sohn upon exercise of a portion of the stock options granted to Mr. Sohn under the Plan; includes up to 1,800,000 shares of Common Stock which may be acquired by Mr. Sohn upon exercise of the balance of the stock options granted to Mr. Sohn under the Plan.


                              PLAN OF DISTRIBUTION

         The shares covered by this Prospectus will be sold by the Selling Shareholder as principal for his own account. Oak Technology, Inc. will not receive any proceeds from the sale of any shares by the Selling Shareholder.

         The Selling Shareholder may sell shares pursuant to this Prospectus from time to time in transactions (including one or more block transactions) on the Nasdaq National Market or such other national securities exchange on which shares of the Company's Common Stock are then-listed, in privately negotiated transactions or through a combination of such methods of sale. Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price. Sales may be made through agents designated from time to time, or through underwriters or brokers, or to dealers, also to be designated from time to time on terms to be negotiated at the time of sale. Any such underwriters, brokers or dealers may receive compensation in the form of commissions, discounts or otherwise in such amounts as may be negotiated by them. As of the date of this Prospectus, no agreements had been reached for the sale of the shares or the amount of any compensation to be paid to underwriters, brokers or dealers in connection herewith. Any shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         All expenses of registration incurred in connection with this offering are being borne by the Company, except all brokerage commissions and other expenses, including transfer taxes, which will be borne by the Selling Shareholder.

         The Selling Shareholder (or his permitted successors and assigns) and any dealer acting in connection with the offering or any broker executing a sell order on behalf of the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event any profit on the sale of shares by the Selling Shareholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this Prospectus to any person who purchases any of the shares from or through such broker or dealer.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold only through registered or licensed brokers or dealers.


                                  LEGAL MATTERS

         The validity of the Common Stock offered under this Prospectus has been passed upon for the Company by Tomlinson Zisko Morosoli & Maser LLP, 200 Page Mill Road, Second Floor, Palo Alto, California 94306.


                                     EXPERTS

         The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's 1998 Annual Report on Form 10-K have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP (formerly named KPMG Peat Marwick), independent auditors, upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         Oak Technology, Inc., a Delaware corporation, files with the SEC annual, quarterly and special reports, proxy statements and other information required by the Exchange Act of 1934. You may read and copy any document we file at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: HTTP://WWW.SEC.GOV or at our website at:
HTTP://WWW.OAKTECH.COM.

         The Company has filed with the SEC a Registration Statement on Form S-8 under the Securities Act, with respect to the shares of the Company's Common Stock registered hereby. This Prospectus, which constitutes a part of that Registration Statement, does not contain all the information contained in that Registration Statement and its exhibits. For further information with respect to Oak Technology and its shares of Common Stock, you should consult the Registration Statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying as described above.

         The SEC allows the Company to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information.

         The following documents filed by Oak with the SEC pursuant to Section 13 of the Exchange Act (File No. 000-25298) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made prior to the termination of the offering are incorporated by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 filed with the SEC on September 28, 1998 pursuant to Section 13 of the Exchange Act;

          (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1998, December 31, 1998 and March 31, 1999 filed with the SEC on November 16, 1998, February 16, 1998 and May 17, 1999, respectively, pursuant to Section 13 of the Exchange Act;

         (c) The Company's Reports on Form 8-K filed with the SEC on July 30, 1998, November 25, 1998, December 16, 1998, March 3, 1999
                  and August 12, 1999, respectively, pursuant to Section 13 of the Exchange Act;

         (d) The Company's Registration Statement No. 000-25298 on Form 8-A filed with the SEC on December 16, 1994, in which there is described the terms, rights and provisions applicable to the Company's Common Stock; and

         (e) The Company's Registration Statement No. 000-25298 on Form 8-A12G filed with the SEC on August 21, 1997, together with Amendment No. 1 on Form 8-A12B/A filed with the SEC on November 25, 1998, in which there is described the terms, rights and provisions applicable to the Company's Preferred Stock Purchase Rights.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for copies can be made by writing or telephoning us at our Investor Relations Department, Oak Technology, Inc., 139 Kifer Court, Sunnyvale, California 94086; telephone number: (408) 737-0888.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

         The following documents filed by the Company with the SEC pursuant to
Section 13 of the Exchange Act (File No. 000-25298) are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 filed with the SEC on September 28, 1998 pursuant to Section 13 of the Exchange Act;

         (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1998, December 31, 1998 and March 31, 1999 filed with the SEC on November 16, 1998, February 16, 1998 and May 17, 1999, respectively, pursuant to Section 13 of the Exchange Act;

         (c) The Company's Reports on Form 8-K filed with the SEC on July 30, 1998, November 25, 1998, December 16, 1998, March 3, 1999
                  and August 12, 1999, respectively, pursuant to Section 13 of the Exchange Act;

         (d) The Company's Registration Statement No. 000-25298 on Form 8-A filed with the SEC on December 16, 1994, in which there is described the terms, rights and provisions applicable to the Company's Common Stock; and

         (e) The Company's Registration Statement No. 000-25298 on Form 8-A12G filed with the SEC on August 21, 1997, together with Amendment No. 1 on Form 8-A12B/A filed with the SEC on November 25, 1998, in which there is described the terms, rights and provisions applicable to the Company's Preferred Stock Purchase Rights.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

         Not applicable.

Item 5.    Interests of Named Experts and Counsel.

         Not applicable.

Item 6.    Indemnification of Directors and Officers.

         Delaware law authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' "duty of care." While the relevant statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on directors' duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends and approval of any transaction from which a director derives an improper personal benefit. The Company has adopted provisions in its Restated Certificate of Incorporation which eliminate the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care. The Restated Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, the Company's state of incorporation, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

         In addition, the Company has entered into indemnification agreements with its directors and certain officers that provide for the maximum indemnification permitted by law.

         For the undertaking with respect to indemnification, see Item 9 herein.

Item 7.    Exemption from Registration Claimed.

         With respect to the restricted securities consisting of 200,000 shares of the Company's Common Stock reoffered or resold pursuant to this Registration Statement, the Company claimed an exemption from registration under the Securities Act pursuant to Section 4(2) thereof. Such restricted securities were issued to the Selling Shareholder in connection with his commencement of employment as the Chief Executive Officer and President of the Company.

Item 8.    Exhibits.

EXHIBIT NUMBER         DESCRIPTION OF EXHIBIT
--------------         ----------------------
4                      Instruments defining the rights of the Company's
                       stockholders. Reference is made to the Company's
                       Registration Statement No. 000-25298 on Form 8-A,
                       together with the exhibits thereto, as amended by the
                       Company's Registration Statement No. 000-25298 on Form
                       8-A12G, together with Amendment No. 1 thereto on Form
                       8-A12B/A, and any amendments thereto, in which there are
                       described the terms, rights and provisions applicable to
                       the Company's capital stock, which are hereby
                       incorporated by reference herein.

5                      Opinion and consent of Tomlinson, Zisko, Morosoli & Maser
                       LLP.

23.1                   Consent of KPMG LLP.

23.2 Consent of Tomlinson, Zisko, Morosoli & Maser LLP included in its opinion of counsel filed as Exhibit 5.

24 Reference is made to the Power of Attorney included on the signature pages hereto.

99.1                   Oak Technology, Inc. Executive Stock Option Plan.(1)

99.2                   Non-Qualified Stock Option Agreement, dated February 22,
                       1999, under Oak Technology, Inc. Executive Stock Option
                       Plan.

99.3                   Press Release dated July 28, 1999.

(1) Incorporated herein by reference to Exhibit 10.31 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999.

Item 9.    Undertakings.

           The undersigned Registrant hereby undertakes:

           (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i)      to include any prospectus required by
                           Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range, may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

           (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

           (d) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 16th day of August, 1999.


                                   OAK TECHNOLOGY, INC.,
                                   a Delaware corporation


                                   By: /s/ Young K. Sohn
                                       --------------------------------------
                                       Young K. Sohn
                                       Chief Executive Officer and President


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert O. Hersh, Shawn M. Soderberg and Timothy Tomlinson, and each of them his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated below.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons and on the dates indicated.

SIGNATURES:

Principal Executive Officer:

  /s/ Young K. Sohn              Chief Executive Officer,      August 16, 1999
---------------------------      President and a Director
Young K. Sohn

Principal Financial and Accounting Officer:

  /s/ Robert O. Hersh                 Vice President and Chief Financial         August 16, 1999
---------------------------           Officer
Robert O. Hersh

Additional Directors:

  /s/ David D. Tsang                  Chairman of the Board of                   August 16, 1999
---------------------------           Directors and a Director
David D. Tsang


  /s/ Richard B. Black                Vice-Chairman of the Board of              August 16, 1999
----------------------------          Directors and a Director
Richard B. Black


  /s/ Ta-lin Hsu                      Director                                   August 16, 1999
-----------------------
Ta-lin Hsu


  /s/ Timothy Tomlinson               Director and Secretary                     August 16, 1999
-----------------------
Timothy Tomlinson


                                      Director
-------------------------------
Albert Y.C. Yu

                                  EXHIBIT LIST

EXHIBIT NUMBER         DESCRIPTION OF EXHIBIT
--------------         ----------------------
4                      Instruments defining the rights of the Company's
                       stockholders. Reference is made to the Company's
                       Registration Statement No. 000-25298 on Form 8-A,
                       together with the exhibits thereto, as amended by
                       Company's Registration Statement No. 000-25298 on Form
                       8-A12G, together with Amendment No. 1 thereto on Form
                       8-A12B/A, and any amendments thereto, in which there are
                       the described terms, rights and provisions applicable to
                       the Company's capital stock, which are hereby
                       incorporated by reference herein.

5                      Opinion and consent of Tomlinson, Zisko, Morosoli & Maser
                       LLP.

23.1                   Consent of KPMG LLP.

23.2 Consent of Tomlinson, Zisko, Morosoli & Maser LLP included in its opinion of counsel filed as Exhibit 5.

24 Reference is made to the Power of Attorney included on the signature pages hereto.

99.1                   Oak Technology, Inc. Executive Stock Option Plan.(1)

99.2                   Non-Qualified Stock Option Agreement dated February 22,
                       1999, under Oak Technology, Inc. Executive Stock Option
                       Plan.

99.3                   Press Release dated July 28, 1999.

-----------------------
(1) Incorporated herein by reference to Exhibit 10.31 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999.